Exhibit 11


                                                 Ford Motor Company and Subsidiaries

                                     COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                  IN ACCORDANCE WITH OPINION 15 OF THE ACCOUNTING PRINCIPLES BOARD





                                              1993                             1992                             1991
                                  -------------------------         ----------------------------      ------------------------------
                                                   Income                              (Loss)                           (Loss)
                                  Avg. Shares    Attributable       Avg. Shares     Attributable      Avg. Shares     Attributable
                                   of Common      to Common          of Common       to Common         of Common       to Common
                                  and Class B  and Class B Stock    and Class B  and Class B Stock    and Class B  and Class B Stock
                                               -----------------                 -----------------                 -----------------
                                    Stock                  Per        Stock                  Per       Stock                 Per
                                  Outstanding    Total     Share    Outstanding    Total     Share    Outstanding   Total    Share
                                  ----------    ------    ------    -----------    -----     -----    -----------   -----    -----
                                    (Mils.)     (Mils.)               (Mils.)      (Mils.)             (Mils.)      (Mils.)

Preliminary Earnings Per Share
 Calculation                       493          $2,241      $4.55     487         $(7,594)     $(15.61)   476     $(2,280) $(4.79)

    . Assuming exercise of
      options                       23                                 12                                   8
    . Assuming purchase of shares
      with proceeds of options     (14)                                (7)                                 (5)
    . Assuming issuance of shares
      contingently issuable          1                                  1                                   1
                                   ---                                ---                                 ---
      Net Common Stock
         Equivalents                10                                  6                                   4

    Primary Earnings Per Share
     Calculation                   503         $2,241      $4.46a/    493         $(7,594)     $(15.61)a/  480    $(2,280) $(4.79)a/
                                   ===          =====      =====      ===         =======      =======     ===    =======  ======
II. Fully Diluted Earnings
     Per Share
    ----------------------
    Primary Earnings Per Share
     Calculation                   503         $2,241      $4.46a/    493         $(7,594)     $(15.61)a/   480   $(2,280) $(4.79)a/

    . Assuming conversion of
      convertible preferred stock   75            193b/                75             193b/                  11c/      22b/
    . Reduction in shares assumed
      to be purchased with option
      proceeds d/                    2                                  1                                     0
                                   ---         ------                 ---         ---------                 ---    -------
    Fully Diluted Earnings Per
     Share Calculation             580          $2,434     $4.20      569         $(7,401)     $(15.61)a/   491   $(2,258) $(4.79)a/
                                  ====          ======     =====      ===         ========     =======      ===   =======  ======







- - - - - -
a/ The effect of common stock equivalents and/or other dilutive securities was anti-dilutive or not material in this period; therefore, the amount presented on the income statement is the Preliminary Earnings Per Share Calculation.
b/ Reflects the elimination of preferred dividends upon conversion.
c/ If all of the Series A Preferred Stock were converted to Common Stock, an additional 75 million shares of Common Stock would be outstanding. This shows the effect on average shares outstanding during the year from the issuance date of November 13, 1991.
d/ Incremental effect of dividing assumed option proceeds by the ending price, rather than the average price, of Common Stock for each period when the ending price exceeds the average price.


ye93ex.11